Exhibit 99.1

Base Salaries. Effective December 1, 2004, the salaries for the five most highly compensated executive officers of Hewitt Associates, Inc. (the “Company”) are as follows:

Name	Title	.Salary
Dale L. Gifford	Chief Executive Officer	$800,000
Bryan J. Doyle	President, Outsourcing	$500,000
Perry O. Brandorff	President, Consulting	$470,000
John M. Ryan	Senior Vice President, Strategy and Law	$410,000
Dan A. DeCanniere	Chief Financial Officer	$380,000

Annual Incentive. Target 2005 bonuses for those individuals are as follows:

Name	Bonus
Dale L. Gifford	$677,875
Bryan J. Doyle	$345,333
Perry O. Brandorff	$281,000
John M. Ryan	$225,500
Dan A. DeCanniere	$208,542

For 2005, the Compensation and Leadership Committee of the Company’s Board of Directors established that both individual performance goals and firm wide financial success will be criteria used in determining Annual Incentive Plan bonuses for these executives. Bonus payouts for these executives will be paid based on consolidated business results. The Committee will also consider executives’ individual performance in determining the amount of their Annual Incentive bonus. For Mr. Doyle and Mr. Brandorff, individual performance goals will reflect Outsourcing and Consulting segment results.

Acceleration of Vesting of Stock Option Awards. On June 8, 2005 the Company’s Board of Directors approved the acceleration of the vesting of unvested stock options having an exercise price of $25.50 or greater granted in the 2004 equity cycle under the Global Stock and Incentive Compensation Plan that are held by current employees, including all executive officers. This is comprised of stock option awards granted in the 2004 equity cycle with respect to approximately 3,452,418 million shares, including awards to the following executive officers:

Name	Options
Dale L. Gifford	52,300
Bryan J. Doyle	23,000
Perry O. Brandorff	15,300
John M. Ryan	13,700
Dan A. DeCanniere	12,500

All executive officers as a group	130,600
All other employees	3,321,818

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